Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NeuroOne Medical Technologies Corporation

Eden Prairie, Minnesota

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-232656 and No. 333-244487) and Form S-8 (No. 333-224572) of NeuroOne Medical Technologies Corporation of our report dated December 8, 2020, relating to the financial statements, which appear in the Annual Report on Form 10-K for the year ended September 30, 2020, filed with the Securities and Exchange Commission on December 9, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Minneapolis, Minnesota

February 12, 2021